Exhibit 10.1
ATRICURE, INC. 2023 STOCK INCENTIVE PLAN
PERFORMANCE STOCK AWARD AGREEMENT FOR EMPLOYEES
ATRICURE, INC. (the “Company”), pursuant to the 2023 Stock Incentive Plan, as may be amended from time to time (the “Plan”), hereby irrevocably grants you (the “Participant”), on________, 2024 (the “Grant Date”) a Performance Stock Award (the “Performance Stock Award”) of ____________ forfeitable shares of the Company’s Common Stock, par value $0.001 per share (the “Performance Stock”) subject to the restrictions, terms and conditions herein.
WHEREAS, the Participant is an employee of the Company or a Subsidiary.
WHEREAS, the Compensation Committee (the “Committee”) of the Board has determined that it would be in the best interests of the Company and its stockholders to grant the award provided for herein to the Participant, on the terms and conditions described in this Performance Stock Award Agreement (the “Agreement”).
NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:
1.Terms and Conditions.
(a)Vesting. The period during which the Performance Goals are measured shall be a three-year period, beginning in the year of the Grant Date and ending on December 31 of the third year (the “Performance Period”). The number of shares of Performance Stock earned by the Participant will be determined at the end of the Performance Period based on the Performance Goals set forth on Exhibit A. Except as provided in this Section 1(a) or Exhibit A, Performance Stock will vest and become nonforfeitable, if at all, on the last day of the Performance Period, provided that the Participant has remained continuously employed by the Company or any Subsidiary from the Grant Date through the last day of the Performance Period (the “Vesting Date”). Shares of Performance Stock that have not yet vested pursuant to this Section 1(a) shall be forfeited automatically without further action or notice if the Participant ceases to be employed by the Company or a Subsidiary other than as provided below.
(b)Permanent Disability. If the Participant’s continuous employment with the Company or any Subsidiary terminates due to a permanent and total disability (a “Permanent Disability”) within the meaning of Section 22(e)(3) of the Code, the Participant’s employment with the Company or any Subsidiary shall, for all purposes under this Agreement, be deemed to continue. If Participant dies while suffering a Permanent Disability, Participant’s estate shall have the rights to shares underlying Performance Stock on the terms set forth in Section 1(c).
(c)Change in Control. If a “Change in Control” (as defined in the Plan) occurs while the Participant is employed by the Company or any Subsidiary or if the Participant dies, in either case at any time prior to the end of the Performance Period, then the Participant shall be deemed to have earned the number of shares of Performance Stock equal to the greater of (A) the Target Number of shares of Performance Stock identified on Exhibit A to this Agreement or (B) the number of shares of Performance Stock which would have vested based on the actual performance of the Company had the Performance Period ended on the date of the last fiscal quarter immediately prior to the date that the Company executes a definitive agreement (“CIC Date”) pursuant to which a Change in Control occurs. Upon such Change in Control or death of the Participant, as the case may be, the Company shall deliver to Participant (or Participant’s estate in the case of death) the shares underlying all Performance Stock earned in accordance with this Agreement. The Committee shall have the authority to determine the extent to which Performance Goals with respect to the Performance Period (as shortened to end on the CIC Date) have been met based on such audited or unaudited financial information or other information, such as the Company’s stock price or the performance of the Nasdaq Health Care Index constituents, then available that the Committee deems relevant so that the vesting contemplated by this Section 1(c) reflects the actual performance of the Company achieved immediately prior to the CIC Date or the date of Participant’s death, as the case may be.
(d)Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee may, in its sole discretion, accelerate the time at which the shares underlying any Performance Stock become vested and nonforfeitable on such terms and conditions as it deems appropriate upon a Change in Control or the death or Permanent Disability of Participant, subject to the limitations in Section 14(b) of the Plan.
(e)Other Agreements. If an offer letter or employment agreement to which Participant is a party with the Company or a Subsidiary provides for vesting in other circumstances, such as the Company or a Subsidiary terminating Participant’s employment without Cause or Participant terminating employment for Good Reason, the terms and conditions relating to vesting in such offer letter or employment agreement shall apply.
(f)Promotion. If the Participant is hired by the Company or promoted within the Company prior to October 1 of any fiscal year within the Performance Period and is thereby granted shares of Performance Stock under this Agreement, the shares of Performance Stock shall be earned on a pro-rata basis beginning on the effective date of this Agreement until the end of the Performance Period as set forth on Exhibit A.
(g)Book Entry; Payment. Upon vesting, the Committee shall cause shares of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions. The Company’s obligations with respect to the Performance Stock Award shall be satisfied in full upon such registration of the shares of Common Stock.
2.Restrictive Covenant Agreement; Incorporation by Reference.
(a)Restrictive Covenant Agreement.  This Performance Stock Award is conditioned upon the Participant’s agreement to this Agreement and compliance with any Restrictive Covenant and Confidentiality Agreement executed by the Participant in favor of the Company (“Restrictive Covenant Agreement”).
(b)Incorporation by Reference.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of this Agreement shall control.
3.Compliance with Legal Requirements.  The granting and delivery of the Performance Stock Award, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.
4.Transferability.  No share of Performance Stock may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant (with respect to Performance Stock), until it has vested in accordance with Section 1(a), other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.
5.Dividend, Voting and Other Rights.  Neither the Participant nor any person claiming under or through the Participant has any of the rights or privileges of a shareholder of the Company in respect of shares of Common Stock that may become deliverable hereunder unless and until certificates representing such shares of Common Stock have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.
6.Relation to Other Benefits.  Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
7.Taxes and Withholding.  To the extent that the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other tax in connection with the shares of Performance Stock pursuant to this Agreement, it shall be a condition to earning the award that the Participant make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld.  The Committee may, in its sole discretion, require the Participant to satisfy such required withholding obligation by surrendering to the Company a portion of the shares of Common Stock earned by the Participant under this Agreement, and the shares of Common Stock so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such shares of Common stock on the date of surrender.
8.Adjustments.  The number and kind of shares of Common Stock deliverable pursuant to the Performance Stock Award are subject to adjustment as provided in Section 12 of the Plan.
9.Section 409A.  This Agreement is intended to be exempt from or comply with Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes and penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the Performance Stock Award provided under this Agreement complies with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
10.Section 280G. If any payment or benefit due under this Performance Stock Award, together with all other payments and benefits that the Participant is entitled to receive from the Company or any of its Subsidiaries, would (if paid) constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)), the amounts otherwise payable under this Performance Stock Award shall either (i) be paid in full, with Participant being liable for the excise tax under Code Section 4999 or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company (or a Subsidiary) by reason of Code Section 280G or result in an excise tax payable pursuant to Code Section 4999, whichever results in the best economic position for Participant, as determined by the Committee. The determination of whether any payment or benefit would (if paid or provided) constitute an “excess parachute payment” will be made by the Committee.
11.Electronic Delivery.  The Participant consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Participant understands that, unless earlier revoked by the Participant by giving written notice to the Chief Financial Officer of the Company, this consent shall be effective for the duration of the Agreement.  The Participant also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Participant consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
12.Miscellaneous.
(a)Waiver.  Any right of the Company contained in this Agreement may be waived in writing by the Committee.  No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.  No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(b)Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(c)No Right to Retention.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Subsidiaries or shall interfere with or restrict in any way the right of the Company or its Subsidiaries, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without Cause at any time for any reason whatsoever.  For purposes of this Agreement, the continuous employment of the Participant with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of the Participant’s employment among the Company and its Subsidiaries or a leave of absence approved by the Committee.
(d)Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(e)Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.
(f)Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.
(g)Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.
(h)Amendments.  Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Participant.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, no amendment of the Plan or this Agreement shall adversely affect the rights of the Participant under this Agreement without the Participant's consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

The undersigned acknowledges that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s intranet site at www.atricure.com.  The Participant consents to receiving this Prospectus Information electronically, or, in the alternative, agrees to contact the Company’s Chief Financial Officer at (513) 755-4100 to request a paper copy of the Prospectus Information at no charge. The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and accepts the Award described herein on the terms and conditions set forth in this Agreement and in the Plan.

PARTICIPANT

__________________________

ATRICURE, INC.

By:

By:

EXHIBIT A
PERFORMANCE GOALS AND PERFORMANCE PERIOD

Performance will be measured 75% on revenue growth (Revenue CAGR) and 25% on relative total shareholder return (TSR), as described further below
•Performance on each metric will be measured over a three-year (2024-2026) period
•Performance for the Revenue CAGR is relative to fiscal year 2023 (Base Year)
•The revenue and TSR component payouts (in shares) will be determined independently and then added together for the total payout for the three-year performance period, subject to the maximum defined in the payout range below

Possible Payout as a Percentage of Target Award
2024-2026
Payout Range*	0% - 300%
Scheduled Vest Date**	December 31, 2026

*Payout as a percentage of target number of shares of Performance Stock subject to this award.
** Subject to Section 1(a) of the Agreement, Scheduled Vest Date is later of date indicated or the date the Committee determines whether and the extent to which the performance criteria have been satisfied and the number of shares of Performance Stock earned, if any.

Revenue CAGR Component (75%)
• Revenue compound annual growth rate (CAGR)
• Acquisitions and other business developments may result in adjustments pursuant to Section 8 of the Agreement
Revenue CAGR
	2024-2026	Payout*	Number of Shares of Performance Stock
Maximum	>=26%	300%
Stretch	20%	200%
Target	16%	100%
Threshold	14%	50%
Below Threshold	<14%	0%	0
*Payout as a percentage of target number of shares of Performance Stock subject to this award; linear interpolation between goals

Relative Total Shareholder Return (TSR) Component (25%)
•TSR measured against the Nasdaq Health Care Index constituents
•TSR will be measured as the 20-trading-day average stock price prior to the end of the performance period over the 20-trading-day average stock price prior to the beginning of the performance period
•Payout under this component will be capped at target if AtriCure’s TSR is negative
Relative TSR (expressed in percentiles)
	2024-2026	Payout*	Number of Performance Shares
Maximum	>=90th	300%
Stretch	75th	200%
Target	55th	100%
Threshold	30th	50%
Below Threshold	<30th	0%	0
*Payout as a percentage of target number of Performance Shares subject to this award; linear interpolation between goals

The maximum number of Performance Shares in which the Participant can vest on the basis of the actual level of Performance Goal attainment shall in no event exceed in the aggregate 300% of the number of Performance Shares at Target as set forth above.